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                                   [TRANSLATION]                        Ex 1.2
                                      [LOGO]

                            CERTIFICATE OF AMENDMENT

                             Companies Act, Part 1A
                              (R.S.Q., chap. C-38)


                        I hereby certify that the company

                        QUEBECOR MEDIA INC.


                        amended its articles on FEBRUARY 3, 2003,  under
                        Part 1A of the Companies Act, as indicated in the Articles of Amendment attached hereto.


                        FILED IN THE REGISTER ON FEBRUARY 3, 2003
                        UNDER REGISTRATION NUMBER 1149501992


                                  [Signed]

                                  Inspector General of Financial Institutions



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                                   [TRANSLATION]

[LOGO]
Government of Quebec
INSPECTOR GENERAL OF
FINANCIAL INSTITUTIONS

Form 5
ARTICLES OF AMENDMENT
Companies Act, R.S.Q., C-38
Part 1A

1    Corporate name
     QUEBECOR MEDIA INC./QUEBECOR MEDIA INC.

2 / / Application presented pursuant to Sections 123.140 and following of the Companies Act

3    The articles of the Company are amended as follows:


     The company's authorized share capital, as constituted immediately before the filing of these Articles of Amendment, is hereby amended by creating 216,145,684 of a second series of Cumulative First Preferred Shares, namely, the Cumulative First Preferred Shares, Series B, whose rights, privileges, restrictions and conditions are more fully described in
     Schedule 1 attached to these Articles of Amendment and forming an integral part hereof.

4     Effective date, if different from filing date (see instructions)
      N/A

5 Corporate name (or designating number), prior to amendment, if different from name appearing in item 1
     N/A

If space insufficent, attach an appendix in two (2) copies.

Signature of                  (Signed)
authorized director
                   ------------------------------------------------------------

-------------------------------------------------------------------------------
For departmental use only                                   C-215 (Rev 2001-03)

     (Stamp of the Government of Quebec
     Filed on Feb. 3, 2003
     Inspector General of Financial Institutions)

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                                  [Translation]

                                   SCHEDULE 1

                         to the articles of amendment of

                               QUEBECOR MEDIA INC.


CUMULATIVE FIRST PREFERRED SHARES, SERIES B
-------------------------------------------

In addition to the rights, privileges, conditions and restrictions attaching to the Cumulative First Preferred Shares, the Cumulative First Preferred Shares, Series B ("Series B Shares") shall carry the following rights, privileges, conditions and restrictions:

1.1  NUMBER OF SERIES B SHARES AVAILABLE FOR ISSUE

     The Company shall be authorized to issue an unlimited number of Series B Shares which shall carry the rights, privileges, conditions and restrictions described herein and be designated as the "First Preferred Shares, Series B".

1.2  DIVIDEND

     The holders of record of the Series B Shares shall be entitled to receive a single dividend, payable in cash, in an amount to be determined by the directors in accordance with the provisions of the following paragraph, which dividend, once determined by the directors, shall be paid on the date of conversion of the Series B Shares into Common Shares of the Company.

     The amount of the dividend shall be equal to the sum of (i) the amount of the interest earned by the Company on the sums deposited on December 30, 2002 with the Royal Bank of Canada, as administrative agent, to be applied in partial repayment of Facility B-1 of the Company pursuant to the credit agreement of the Company dated June 29, 2001 (the "Credit Agreement") and
     (ii) the amount of the interest saved by the Company on account of the partial repayment by the Company of Facility B-1 of the Company pursuant to the Credit Agreement, the whole for the period between December 30, 2002 and the date of conversion of the Series B Shares into Common Shares of the Company.

     The holders of Series B Shares shall only be entitled to receive the aforementioned dividend. No dividends may be paid on any shares

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     ranking junior to the Series B Shares unless the dividend which shall have become payable on the Series B Shares has been paid or set aside for payment.

1.3  LIQUIDATION

     In the event of the liquidation, dissolution or reorganization of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Series B Shares shall be entitled to receive, in preference to the holders of Common Shares, an amount equal to the Redemption Price (as hereinafter defined) of each Series B Share held and the dividend referred to in Section 1.2 hereof.

1.4  VOTING RIGHTS

     Holders of Series B Shares shall not be entitled to receive notice of, and to attend or vote at, any meeting of the shareholders of the Company, unless the Company shall have failed to pay the dividend referred to in
     Section 1.2 hereof. In that event and only for so long as the said dividend remains in arrears, the holders of Series B Shares shall be entitled to receive notice of, and to attend and vote at, all shareholders' meetings, except meetings at which only holders of another specified series or class of shares are entitled to vote. At each such meeting, each Series B Share shall entitle the holder thereof to one (1) vote.

1.5  RETRACTION RIGHTS

     Each holder of Series B Shares shall be entitled, at its discretion, upon prior written notice of not less than one (1) business day to the Company, to require the Company to redeem all or part of such holder's Series B Shares as of the expiry of a period of 91 days after maturity of the notes of the Company issued pursuant to trust deeds dated July 6, 2001 unless the Company meets the conditions set forth in the said trust deeds allowing for redemption prior to such maturity, for an aggregate amount equal to the Redemption Price (as hereinafter defined) plus the dividend referred to in
     Section 1.2 hereof, payable, subject to the provisions of the COMPANIES ACT in this regard, upon presentation and surrender by such holder of Series B Shares of the certificate(s) representing such number of Series B Shares to be redeemed (the date on which such presentation and surrender occur being the "Retraction Date"). As of the Retraction Date, the Series B Shares shall be considered redeemed and the Company shall pay to such holder of Series B Shares the Redemption Price (as hereinafter defined) and the dividend referred to in Section 1.2 hereof, in the manner

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     described in Section 1.7 hereinafter. In the event the Company is unable to pay the Redemption Price of the Series B Shares as of the Retraction Date, it shall forthwith give the holders of Series B Shares written notice thereof.

1.6  REDEMPTION RIGHTS

     The Company shall have the right, at its option, subject to the provisions of the COMPANIES ACT in this regard, to redeem at any time all or from time to time any of the Series B Shares then outstanding upon giving notice as hereinafter provided, as of the expiry of a period of 91 days after maturity of the notes of the Company issued pursuant to trust deeds dated July 6, 2001 unless the Company meets the conditions set forth in the said trust deeds allowing for redemption prior to such maturity, on payment to the holders of the Series B Shares of an aggregate amount equal to the Redemption Price (as hereinafter defined) plus the dividend referred to in
     Section 1.2 hereof in respect of such Series B Shares being redeemed which dividend is then not paid. In the case of partial redemption, the Series B Shares to be redeemed shall be selected PRO RATA among the holders of all the Series B Shares then outstanding, except that, with the consent of all the holders of Series B Shares, the shares to be redeemed may be selected in any other manner.

     The Company shall, at least one (1) business day prior to the date fixed for redemption (the "Redemption Date"), give written notice to each then registered holder of Series B Shares, of the Company's intention to redeem the same. Such notice shall set out the date and the place at which the redemption is to take place and where payment is to occur, and in the case of partial redemption, the number of shares to be redeemed from each such holder of Series B Shares. If notice of redemption is given as aforesaid and an amount sufficient to redeem the Series B Shares called for redemption is deposited with the Company's bankers or at any other place or places specified in the notice, on or before the Redemption Date, the holders of Series B Shares shall, after the Redemption Date, have no right in or against the Company except the right to receive payment of the Redemption Price plus the dividend referred to in Section 1.2 hereof in respect of such Series B Shares being redeemed which dividend is then not paid, in the manner described in Section 1.7, on presentation and surrender of the certificate(s) representing such number of shares to be redeemed.

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1.7  REDEMPTION PRICE

     The Redemption Price of the Series B Shares shall be an amount equal to $1.00 per Series B Share being redeemed. The Redemption Price may be paid in cash, or by certified cheque, bank draft or wire transfer, or by the delivery of assets having equivalent value, provided that in respect of any such payment denominated in a currency other than Canadian, for the purpose of this Section 1.7, the applicable exchange rate shall be that published by the Bank of Canada in effect on the date of payment.

1.8  CONVERSION RIGHTS

     Each issued and outstanding Series B Share may, at the discretion of the holder, be converted into Common Shares (i) at the same time as Caisse de depot et placement du Quebec ("CDPQ") and/or Capital Communications CDPQ Inc. ("CapCom") subscribe for Common Shares of the Company in an amount equivalent to their obligations pursuant to the undertaking of CDPQ and CapCom given on June 29, 2001 in favour of the administrative agent for the lenders of the Company in accordance with the Credit Agreement (the "CDPQ Undertaking"), i.e., on or before April 23, 2003, and (ii) on the basis that the paid-up capital of the Series B Shares shall be converted into Common Shares of the Company at a price per share equal to the subscription price paid by CDPQ and CapCom upon the subscription for Common Shares of the Company pursuant to the CDPQ Undertaking. Where a holder of Series B Shares exercises his conversion rights in accordance with the provisions of this Section 1.8, such holder shall surrender to the Company the certificate(s) representing the Series B Shares that he wishes to convert.

     Upon any conversion of Series B Shares, the certificate representing the shares resulting from the conversion shall be issued in the name of the holder of the converted shares. The right of the holder of Series B Shares to convert his shares pursuant to this Section 1.8 shall be deemed to have been exercised, and the holder of the shares to be converted shall be deemed to have become a holder of the shares resulting from the conversion, for all purposes, on the date or dates on which the surrender of the certificate(s) representing the shares to be converted occurs, notwithstanding any delay in the delivery of the certificate representing the shares resulting from the conversion.



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